WISeKey Announces the Establishment of SEALCOIN AG Subsidiary

Special Purpose Vehicle to House Operations of the Revolutionary SEALCOIN Project

Zug, Switzerland, July 2, 2024 – WISeKey International Holding Ltd. (“WISeKey” or the “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company operating as a holding company, today announced that it is in the process of incorporating SEALCOIN AG, a Special Purpose Vehicle (“SPV”) that will house the decentralized technology project SEALCOIN. Incorporation of the SPV as a WISeKey subsidiary is expected to be completed in early July 2024 in cooperation with The Hashgraph Association, a Swiss-based association which is at the forefront of digital enablement and empowerment using the Hedera network. The Hashgraph Association will become a strategic investor to the SPV with additional details to be announced in the coming weeks.

The SEALCOIN project aims to underpin decentralization ambitions on a global scale, setting a new standard for secure and efficient decentralized transactions. The project began in January 2024 at WISeKey’s semiconductor subsidiary, SEALSQ Corp (“SEALSQ”) (NASDAQ: LAES), as a proof of concept.

“We have concluded that the operations of the SEALCOIN project will be best fit under SEALCOIN AG as a new WISeKey subsidiary moving forward,” noted Carlos Moreira, CEO of WISeKey. “This decision allows the project to not only leverage SEALSQ’s expertise in the semiconductor and PKI space, but to capitalize on the extensive cybersecurity expertise of WISeKey. We look forward to the launch of the SEALCOIN platform and tokens, and to the revolutionary advancements we expect the project to make in our continued pursuit of decentralization.”

Strategic investment from The Hashgraph Association will allow SEALCOIN to integrate its advanced decentralized solutions with the leading industrial and decentralized infrastructure provided by Hedera, to create a strong Decentralized Physical Infrastructure Networks (“DEPIN”) ecosystem, with the goal of revolutionizing the IoT landscape.

Regulatory Excellence

Incorporation of SEALCOIN AG in Switzerland reinforces WISeKey’s commitment to operating within the highest standards of regulatory excellence given Switzerland’s leadership in blockchain and DLT regulatory frameworks. The Company will align the practices of SEALCOIN AG with FINMA guidelines; launch and roll-out of the SEALCOIN platform and tokens is subject to completion of relevant regulatory processes in applicable jurisdictions.

Key Developments

To date, a summary of key developments in the SEALCOIN project include:

•	Decision to launch SEALCOIN AG: Currently being incorporated in Zug, Switzerland, a new subsidiary of WISeKey focused on decentralization in the Transaction-IoT market.
•	Strategic investment from The Hashgraph Association: Collaboration to integration solutions with Hedera’s leading DLT infrastructure.
•	Regulatory Compliance: Commitment to adhering to FINMA guidelines, leveraging Switzerland's robust blockchain and DLT regulatory frameworks.
•	Core Expertise: Building on years of experience in cybersecurity, semiconductors, and digital identity (PKI).

About WISeKEY:

WISeKey International Holding Ltd (“WISeKey”, SIX: WIHN; Nasdaq: WKEY) is a global leader in cybersecurity, digital identity, and IoT solutions platform. It operates as a Swiss-based holding company through several operational subsidiaries, each dedicated to specific aspects of its technology portfolio. The subsidiaries include (i) SEALSQ Corp (Nasdaq: LAES), which focuses on semiconductors, PKI, and post-quantum technology products, (ii) WISeKey SA which specializes in RoT and PKI solutions for secure authentication and identification in IoT, Blockchain, and AI, (iii) WISeSat AG which focuses on space technology for secure satellite communication, specifically for IoT applications, (iv) WISe.ART Corp which focuses on trusted blockchain NFTs and operates the WISe.ART marketplace for secure NFT transactions, and (v) SEALCOIN AG, a newly established SPV which focuses on decentralized physical internet with DePIN technology that houses the development of the SEALCOIN platform.

Each subsidiary contributes to WISeKey’s mission of securing the internet while focusing on their respective areas of research and expertise. Their technologies seamlessly integrate into the comprehensive WISeKey platform. WISeKey secures digital identity ecosystems for individuals and objects using Blockchain, AI, and IoT technologies. With over 1.6 billion microchips deployed across various IoT sectors, WISeKey plays a vital role in securing the Internet of Everything. The company’s semiconductors generate valuable Big Data that, when analyzed with AI, enable predictive equipment failure prevention. Trusted by the OISTE/WISeKey cryptographic Root of Trust, WISeKey provides secure authentication and identification for IoT, Blockchain, and AI applications. The WISeKey Root of Trust ensures the integrity of online transactions between objects and people.

For more information on WISeKey’s strategic direction and its subsidiary companies, please visit www.wisekey.com.

About SEALSQ

SEALSQ focuses on selling integrated solutions based on Semiconductors, PKI and Provisioning services, while developing Post-Quantum technology hardware and software products. Our solutions can be used in a variety of applications, from Multi-Factor Authentication tokens, Smart Energy, Smart Home Appliances, Medical and Healthcare and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks. For more information, please visit www.sealsq.com.

About The Hashgraph Association:

The Hashgraph Association is at the forefront of the digital enablement and empowerment of organizations through the broad adoption of Hedera-powered enterprise-grade solutions and decentralized applications, including funding training, innovation, and venture building programs globally. As a non-profit organization headquartered in Switzerland, The Hashgraph Association supports and funds innovation, research, and development that enables economic inclusion and a digital future for all, with a positive environmental, social, and governance (ESG) impact. For further information about The Hashgraph Association, visit www.hashgraph-association.com.

Press and Investor Contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +1 212 836-9612 / kmurphy@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FInSa's predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.